Exhibit 99.1

Emperor Boulevard

Financial Statements

For the Period January 1, 2011

to March 3, 2011

and For the Year Ended

December 31, 2010

Contents

Page(s)

Report of independent auditors.	1

Statements of revenue over certain operating expenses	2

Notes to statements of revenue over certain operating expenses	3-4

[LETTERHEAD OF BRAVER PC, ACCOUNTANTS & ADVISORS]

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

Franklin Street Properties Corp.

Wakefield, Massachusetts

We have audited the accompanying statements of revenue over certain operating expenses (the "Statements") of Emperor Boulevard for the period January 1, 2011 to March 3, 2011 and for the year ended December 31, 2010. These Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared to comply with the requirements of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, and exclude certain expenses described in Note 2 and, therefore, are not intended to be a complete presentation of the Company’s revenue and expenses.

In our opinion, these Statements present fairly, in all material respects, the revenue over certain operating expenses of Emperor Boulevard for the period January 1, 2011 to March 3, 2011 and for the year ended December 31, 2010 in conformity with the basis of accounting described in Note 2.

/s/ Braver PC

Newton, Massachusetts

March 28, 2011

1

Emperor Boulevard

Statements of Revenue over Certain Operating Expenses

For the Period January 1, 2011 to March 3, 2011 and

For the Year Ended December 31, 2010

	January 1, 2011 to March 3, 2011	For the Year Ended December 31, 2010
Revenue

Rental income	$1,508,040	$8,429,958

Certain operating expenses

Taxes and insurance	153,295	880,294
Management fees	33,634	195,756
Administrative	3,087	5,438
Operating and maintenance	185,174	1,038,817

	375,190	2,120,305

Excess of revenue over certain operating expenses	$1,132,850	$6,309,653

See notes to statements of revenue over certain operating expenses

2

Emperor Boulevard

Notes to Statements of

Revenue Over Certain Operating Expenses

For the Period January 1, 2011 to March 3, 2011

And for the Year Ended December 31, 2010

1. Description of the Property

The accompanying statements of revenue over certain operating expenses (the “Statements”) of Emperor Boulevard include the operations of a commercial building located in Durham, North Carolina (the “Property”). The Property is a fully constructed, single-tenant, twelve story Class “A” office tower containing approximately 259,531 square feet of rentable space completed in 2009. The Property was owned by Petula Prolix Development Company and sold to FSP Emperor Boulevard Limited Partnership (the “Partnership”), a subsidiary of Franklin Street Properties Corp., on March 4, 2011.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying Statements have been prepared on the accrual basis of accounting. The Statements have been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for real estate properties acquired or to be acquired. Accordingly, these Statements exclude certain historical expenses not comparable to the operations of the Property after acquisition such as amortization, depreciation, interest, corporate expenses and certain other costs not directly related to future operations of the Property.

Use of Estimates

The preparation of financial statements in conformity with the basis of accounting described above requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

Rental revenue includes income from a lease, certain reimbursable expenses, and straight-line rent adjustments associated with renting the Property. A summary of rental revenue is shown in the following table:

	January 1, 2011	Year Ended
	to	December 31,
	March 3, 2011	2010

Income from a lease	$1,302,852	$7,428,520
Straight-line rent adjustment	74,907	456,492
Reimbursable expenses	130,281	544,946

Total	$1,508,040	$8,429,958

The Partnership has retained substantially all of the risks and benefits of the Property and accounts for its lease as an operating lease. Rental income from the lease, which includes rent concessions (including free rent and tenant improvement allowances) and scheduled increases in rental rates during the lease term, is recognized on a straight-line basis. The Partnership does not have any percentage rent arrangements with its tenant. Reimbursable costs are included in rental income in the period earned.

3

Emperor Boulevard

Notes to Statements of

Revenue Over Certain Operating Expenses

For the Period January 1, 2011 to March 3, 2011

And for the Year Ended December 31, 2010

2. Summary of Significant Accounting Policies (Continued)

Subsequent Events

The Partnership has evaluated all subsequent events through March 28, 2011, the date the Statements were available to be issued.

3. Leasing Operations

The Partnership, as lessor, has minimum future rentals due under non-cancelable operating leases as follows:

Period Ending
December 31,	Amount

2011	$6,275,836
2012	7,695,000
2013	7,833,000
2014	7,975,000
2015	8,120,000
Thereafter	27,406,000

$65,304,836

In addition, the lessee is liable for increases in real estate taxes and certain operating expenses of the Property above base amounts for such expenses.

4. Concentration of Risks

For the period January 1, 2011 to March 3, 2011 and for the year ended December 31, 2010, all of the rental income was received from one tenant. As such, future receipts are dependent upon the financial strength of the lessee and its ability to perform under the lease agreement.

4